Exhibit 10.22
Summary of 2009 Executive Compensation Bonus Policy
On March 10, 2009, the Compensation Committee of the Board of Directors of comScore, Inc. (the “Company”), following a review of the Company’s executive compensation program in conjunction with its outside compensation consultant, approved a policy authorizing bonuses based on executive performance during the Company’s 2009 fiscal year to be paid entirely with awards of restricted stock according to the following target bonus award levels for each of the Company’s named executive officers below:

		Target Restricted Stock
		Award Level as a
Name and Principal Position	2009 Base Salary	% of Base Salary
Magid M. Abraham, Ph.D.	$425,000	240%
President, Chief Executive Officer And Director

John M. Green	$302,400	125%
Chief Financial Officer

Gian M. Fulgoni	$375,000	190%
Executive Chairman of the Board Of Directors

Gregory T. Dale	$275,600	92%
Chief Technology Officer

Christiana L. Lin	$250,000	92%
General Counsel and Chief Privacy Officer
The Company anticipates that the above bonus restricted stock awards, if awarded, will be made during the first quarter of 2010 based on each executive’s actual performance. The Company further expects that one-quarter of the number of shares of the restricted stock award to each named executive officer would vest immediately upon the grant date, and the remaining three-quarters of the shares of the restricted stock award would vest ratably over the three-year period following the grant date.